Exhibit 10.29

Amended and Restated
Change of Control Agreement

This Amended and Restated Change of Control Agreement (“Agreement”) between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and James R. Moffett (the “Executive”) is dated effective as of December 2, 2008 (the “Change of Control Agreement Date”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Change of Control Agreement dated April 30, 2001, which was previously amended on December 10, 2003 (the “Original Agreement”);

WHEREAS, the Company and the Executive wish to amend the Original Agreement to (i) extend the term of the Original Agreement, (ii) amend the Original Agreement to comply with the final regulations under Section 409A of the Internal Revenue Code, as amended, (iii) eliminate the excise tax gross-up payment previously provided to the Executive, (iv) eliminate the Executives’ ability to receive benefits for a voluntary termination during a specified window period, and (v) clarify certain provision of the Original Agreement, including the definition of “bonus” used in calculating the lump sum payment due upon certain terminations of employment.

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree to amend and restate the Original Agreement to read as follows:

Article I
Executive Employment Agreement; Definitions

1.1           Executive Employment Agreement.  Contemporaneous with a Change of Control (defined below), this Agreement supersedes the Amended and Restated Executive Employment Agreement dated effective as of December 2, 2008 between Executive and the Company (the “Employment Agreement”), except to the extent that certain provisions of the Employment Agreement are expressly incorporated by reference herein.  After a Change of Control, the definitions in this Agreement supersede definitions in the Employment Agreement, but capitalized terms used herein that are not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

1.2           Company.  As used in this Agreement, “Company” means the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company.

1.3           Change of Control.  (a) “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i)           the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 1.3(a)(i), the following will not constitute a Change of Control:

(A)           any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Section 1.3(a)(iii) hereof) of Common Stock directly from the Company,

(B)           any acquisition of Common Stock by the Company or its subsidiaries,

(C)           any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(D)           any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section 1.3(a)(iii) hereof; or

(ii)           individuals who as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii)           the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(A)           the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(B)           no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(C)           at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(iv)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)           As used in this Section 1.3 and elsewhere in this Agreement, the following terms have the meanings indicated:

(i)           Affiliate:  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii)           Beneficial Owner:  “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii)           Common Stock:  “Common Stock” means the common stock, $.10 par value per share, of the Company

(iv)           Company Voting Stock:  “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(v)           Majority Shares:  “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(vi)           Person:  “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vii)           Post-Transaction Corporation:  Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control.  If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(viii)                      Threshold Percentage: “Threshold Percentage “ means 30% of all then outstanding Common Stock.

1.4           Cause.  “Cause” shall have the meaning ascribed in the Employment Agreement.

1.5           Good Reason.  “Good Reason” shall mean:

(a)           Any failure of the Post-Transaction Corporation to provide the Executive with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control.  Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation;

(b)           The assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.1(b) of this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Post-Transaction Corporation;

(c)           Any failure by the Post-Transaction Corporation or its Affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Post-Transaction Corporation;

(d)           The Post-Transaction Corporation or its Affiliates requiring the Executive to be based at any office or location other than as provided in Section 2.2(b)(ii) hereof, or requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the Change of Control; or

(e)           Any failure by the Company to comply with and satisfy Sections 3.1(c) and (d) of this Agreement.

For purposes of this Section 1.5, any determination of “Good Reason” made by the Executive in good faith and based upon his reasonable belief and understanding shall be conclusive.

1.6           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Article II
Change of Control Benefit

2.1           Term.  The term of this Agreement will commence on the Change of Control Agreement Date and will continue through December 31, 2008; provided, however, that commencing on December 31, 2008, and each December 31 thereafter, the term of this Agreement will automatically be extended for one additional year unless not later than August 1 of the current year, the Corporate Personnel Committee of the Company’s Board of Directors has given written notice to the Executive that it does not wish to extend this Agreement.

2.2            Employment Term and Capacity after Change of Control.  (a) If the Executive continues to serve as an officer of the Company and a Change of Control occurs on or before the expiration of the term of this Agreement, then the Executive’s employment term (the “Employment Term”) shall continue through the third anniversary of the Change of Control, subject to any earlier termination of Executive’s status as an officer and employee pursuant to this Agreement.

(b)           After a Change of Control and during the Employment Term, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Change of Control or any office or location less than 35 miles from such location.  Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation.  The Executive shall devote himself to his employment responsibilities with the Post-Transaction Corporation as provided in Article I Section 3 of the Employment Agreement.

2.3           Compensation and Benefits.  During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a)           Salary.  An annual salary (“Base Salary”) at the highest rate provided for under the Employment Agreement at any time during the 120-day period immediately preceding the Change of Control, but not less than $2,500,000 per year,  payable to the Executive at such intervals no less frequent than the most frequent intervals in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, the intervals in effect at any time after the Change of Control for other most senior executives of the Post-Transaction Corporation and its Affiliates.

(b)           Bonus.  Executive shall be entitled to participate in an annual incentive bonus program applicable to other most senior executives of the Post-Transaction Corporation and its Affiliates but in no event shall such program provide the Executive with incentive opportunities less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under the Company’s 2005 Annual Incentive Plan or similar plan as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(c)           Fringe Benefits.  The Executive shall be entitled to fringe benefits (including, but not limited to, automobile allowance, air travel, and reimbursement for club membership dues) in accordance with the most favorable agreements, plans, practices, programs and policies of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(d)           Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including food and lodging) incurred by the Executive in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(e)           Incentive, Savings and Retirement Plans.  The Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other most senior executives of the Post-Transaction Corporation and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control.

(f)           Welfare Benefit Plans.  The Executive and the Executive’s family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Post-Transaction Corporation and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other most senior executives of the Post-Transaction Corporation and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control.

(g)           Indemnification and Insurance.  The Post-Transaction Corporation shall indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against him arising out his services during or prior to the Employment Term.  In addition, the Post-Transaction Corporation shall maintain a directors’ and officers’ insurance policy covering the Executive substantially in the form of the policy maintained by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(h)           Office and Support Staff.  The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(i)           Vacation.  The Executive shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its Affiliates as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

2.4           Termination of Employment after a Change of Control.  After a Change of Control and during the Employment Term, the Executive’s status as an officer and employee shall terminate or may be terminated by the Executive or the Post-Transaction Corporation as provided in Article III of the Employment Agreement (provided, however, that the provisions regarding “Good Reason” herein shall supersede the comparable provisions in the Employment Agreement).

2.5           Obligations upon Termination after a Change of Control.

(a)           Death, Disability or Retirement.  If, after a Change of Control and during the Employment Term, (i) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death, (ii) the Post-Transaction Corporation terminates the Executive’s status as an officer and employee by reason of Executive’s Disability (as defined in the Employment Agreement), or (iii) the Executive Retires (as defined in the Employment Agreement) and terminates his status as an officer and employee, then, subject to the six-month delay set forth in Section 2.9, if applicable:

(i)           The Post-Transaction Corporation will pay to the Executive or his legal representatives the amount of the Executive’s Base Salary earned through the Termination Date to the extent not previously paid (the “Accrued Obligations”);

(ii)           The Post-Transaction Corporation will pay to the Executive or his legal representatives a pro rata bonus (the “Pro Rata Bonus”) for the Fiscal Year in which the Termination Date occurs, which shall be paid out at such time as annual cash bonuses are paid to other senior executives, but no later than March 15th of the year following in the year in which the Termination Date occurs.  The amount of the Pro Rata Bonus shall be determined by multiplying (i) the bonus the Executive would have received under the annual incentive bonus program applicable to other most senior executives of the Post-Transaction Corporation and its Affiliates (as described in Section 2.3(b)) had Executive remained employed by the Post-Transaction Corporation based on the level of achievement of the applicable performance goals, by (ii) the fraction obtained by dividing the number of days in the year through the Termination Date by 365.  To the extent that the Board of Directors of the Post-Transaction Corporation, or a committee thereof, exercises negative discretion in determining the amount of the bonuses generally payable to senior executives under the annual incentive plan in place for the Fiscal Year in which the Termination Date occurs, such negative discretion may not be applied in a manner more adverse to the Executive than to other similarly situated active senior executives of the Post-Transaction Corporation;

(iii)           The Post-Transaction Corporation will pay or deliver, as appropriate, all other benefits due to Executive pursuant to any employee benefit plans and incentive plans maintained by the Post-Transaction Corporation or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date;

(iv)           If the Executive Retires (as defined in the Employment Agreement), for a period commencing on the Termination Date and ending on the earlier of (A) the third anniversary of the Termination Date, or (B) the date that the Executive accepts new employment (the “Continuation Period”), the Post-Transaction Corporation will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee as of the Termination Date, except medical reimbursement benefits under the Company’s flex plans, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and all applicable laws.  If the Executive is a “specified employee” governed by Section 2.9, to the extent that any benefits provided to the Executive under this Section 2.5 are taxable to the Executive, then, with the exception of nontaxable medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Section 2.5 during the six-month period following the Termination Date shall be limited to the amount specified by Section 402(g)(1)(B) of Code for the year in which the termination occurred.  The Executive shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the Termination Date, and shall be reimbursed in full by the Post-Transaction Corporation during the seventh month after the Termination Date.  The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date.  If Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Post-Transaction Corporation will use commercially reasonable efforts to provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans.  At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Post-Transaction Corporation that relates specifically to the Executive.  Subject to the general terms and provisions of the plans and all applicable laws, the Executive will be eligible for coverage under the Post-Transaction Corporation’s retiree medical plan or the Consolidated Omnibus Budget Reconciliation Act at the end of the Continuation Period or earlier cessation of the Post-Transaction Corporation’s obligation under the foregoing provisions of this paragraph.

(b)           Cause.  If, after a Change of Control and during the Employment Term, the Executive’s status as an officer and employee is terminated by the Post-Transaction Corporation for Cause, the Post-Transaction Corporation shall pay to the Executive the Accrued Obligations without further obligation to the Executive other than for obligations by law and obligations for any benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Post-Transaction Corporation or its Affiliates with respect to services rendered by the Executive prior to the Termination Date.

(c)           Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause.  If, after a Change of Control and during the Employment Term, the Executive terminates his status as an officer and employee for Good Reason, or the Post-Transaction Corporation terminates the Executive’s status as an officer and employee other than for death, Disability or Cause, then, subject to the six-month delay set forth in Section 2.9, if applicable:

(i)           The Post-Transaction Corporation shall pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

(ii)           Within twenty (20) business days of the Termination Date, the Post-Transaction Corporation shall pay to the Executive in a lump sum in cash an amount equal to three times the sum of (A) the Executive’s Base Salary in effect at the Termination Date and (B) the highest bonus paid to the Executive for any of the immediately preceding three Fiscal Years, which bonus amounts shall not including any premium received in connection with Executive’s participation in any restricted stock program offered by the Company, but shall include the grant date value of any equity awards granted to the Executive in lieu of a portion of the bonus for a given year;

(iii)           The Post-Transaction Corporation will pay or deliver, as appropriate, all other benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Post-Transaction Corporation or its Affiliates with respect to services rendered by the Executive prior to the Termination Date; and

(iv)           For the Continuation Period, the Post-Transaction Corporation shall at its expense maintain and administer for the continued benefit of Executive the benefits provided for under Section 2.5(a)(iv).

(d)           Resignation from Board of Directors.  If the Executive is a director of the Post-Transaction Corporation or any of its Affiliates and his status as an officer and employee is terminated for any reason other than death, the Executive shall, if requested by the Post-Transaction Corporation, immediately resign as a director of the Post-Transaction Corporation and its Affiliates.  If such resignation is not received within 20 business days after the Executive actually receives written notice from the Post-Transaction Corporation requesting the resignation, the Executive shall forfeit any right to receive any payments pursuant to this Agreement.

(e)           Nondisclosure, Noncompetition and Proprietary Rights.  The rights and obligations of the Company and the Executive contained in Article V (“Nondisclosure, Noncompetition and Proprietary Rights”) of the Employment Agreement shall continue to apply after a Change of Control.

2.6           Excise Tax Provision.

(a)           Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with the Change of Control of the Company or the termination of the Executive’s employment under this Agreement or any other agreement between the Company and the Executive (all such payments and benefits, including the payments and benefits under Section 2.5 hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 2.5 hereof shall first be reduced, and the non-cash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect to have the non-cash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Section 2.5 hereof.

(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change of Control or other event giving rise to a potential Excise Tax, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(c)           At the time that payments are made under this Agreement, the Post-Transaction Corporation shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Post-Transaction Corporation has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

2.7           Stock Options; Performance Units; Restricted Stock Units.  The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock of the Company, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any restricted stock units the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, the performance units under the long-term performance incentive plans, and any other incentive or similar plan heretofore or hereafter adopted by the Company.

2.8           Legal Fees.  Except as otherwise provided herein, the Company agrees to pay all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement), provided that the Executive prevails on any material claim.

2.9           Section 409A of the Internal Revenue Code.

(a)           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the regulations and guidance issued thereunder (together, “Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent.  To the extent any potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  If the parties are unable to agree on a mutually acceptable amendment, the Company may, without the Executive’s consent and in such manner as it deems appropriate, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

(b)           No payments or benefits provided herein that are paid because of a termination of employment under circumstances described herein shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A.

(c)           If Executive is a “specified employee,” any payments payable as a result of Executive’s termination of employment (other than as a result of death) shall not be payable before the earlier of (i) the first business day that is more than six months after Executive’s Termination Date, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  “Specified employee” shall mean the Executive if the Executive is a key employee under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or its Corporate Personnel Committee, or by operation of law or such regulation.

(d)           No acceleration of payments and benefits provided for in this Agreement shall be permitted, except that the Company may accelerate payment, if permitted by Section 409A, as necessary to allow the Executive to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(e)           To the extent that the amounts payable under this Article II are reimbursements and other separation payments described under Treasury Regulations Section 1.409A-1(b)(9)(v), such payments do not provide for the deferral of compensation.  If they do constitute deferral of compensation governed by Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv).  If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Article III
Miscellaneous

3.1           Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b) This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)           The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive.

(d)           The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.

3.2           Notices.  All notices hereunder must be in writing and, unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:

Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004
Attention:  Chairman of Corporate Personnel Committee

If to the Executive, to:

James R. Moffett
One North Central Avenue
Phoenix, Arizona 85004

or such other address as to which any party hereto may have notified the other in writing.

3.3           Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws, except as expressly provided in Article V Section 6 of the Employment Agreement with respect to the resolution of disputes arising under, or the Company’s enforcement of, such Article V.

3.4           Withholding.  The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

3.5           Amendment, Waiver.  No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

3.6           Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

3.7           Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

3.8           Remedies Not Exclusive.  No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

3.9           Company’s Reservation of Rights.  Executive acknowledges and understands that the Executive serves at the pleasure of the Board and that the Company has the right at any time to terminate Executive’s status as an employee of the Company, or to change or diminish his status during the Employment Term, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

3.10           Prior Change of Control Agreement.  Effective as of the Change of Control Agreement Date, this Agreement supersedes any prior change of control agreement between the Executive and the Company.

3.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of December 31, 2008.

Freeport-McMoRan Copper & Gold Inc.

By:           /s/ H Devon Graham, Jr.
H. Devon Graham, Jr.
Director and Chairman of the
Corporate Personnel Committee of the
Board of Directors

Executive

/s/ James R. Moffett
James R. Moffett

Signature Page of Change of Control Agreement
between Freeport-McMoRan Copper & Gold Inc.
and James R. Moffett